EXHIBIT  11.1

                 ALLIED WASTE INDUSTRIES, INC.
     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - PRIMARY (in thousands except for per share amounts and number of shares)



                                  Six Months                  Three Months
                                Ended June 30,               Ended June 30,
                             1995           1996          1995           1996
                                 (unaudited)                  (unaudited)

Net income              $    6,553    $     4,237    $    4,274    $    1,431
Dividends on preferred
  stock                     (2,127)          (575)         (983)         (287)
Adjusted net income     $    4,426          3,662    $    3,291    $    1,144

Historical
Weighted average common
  shares outstanding    36,455,247     55,911,835    38,397,403    57,425,575

Common Stock Equivalents -
  Stock options and
  warrants               5,287,777      2,166,106     5,287,777     1,968,150
  Series C preferred       234,820          --          234,820         --
Issuable pursuant to
  earn-out agreements        5,925        795,274         5,925       802,249
Weighted average
  Common and common
  equivalent shares     41,983,769     58,873,215    43,925,925    60,195,974

Primary net income
  per share             $     0.11    $      0.06    $     0.07    $     0.02



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EXHIBIT 11.2



                        ALLIED WASTE INDUSTRIES, INC.
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - FULLY DILUTED
           (in thousands except for per share amounts and number of shares)

                                    Six Months             Three Months
                                  Ended June 30,          Ended June 30,
                                1995           1996    1995           1996
                                               (unaudited)

Net income                     $  6,553     $  4,237     $  4,274    $  1,431
Dividends on preferred stock     (2,127)        (575)        (983)       (287)
Interest savings upon conversion
  of convertible securities        --            --           234       --
Adjusted net income            $  4,426     $  3,662     $  3,525     $  1,144
Historical
Weighted average common shares
  outstanding                36,455,247   55,911,835   38,397,403   57,425,575
Common stock equivalents -
  Stock options and warrants  4,811,965    2,166,106    4,811,965    2,224,135
  Series C preferred            234,820        --         234,820       --
Assumed conversions -
  Series D preferred              -- (*)        -- (*)    782,585       --
  9% cumulative convertible
    preferred                     -- (*)        -- (*)       -- (*)     -- (*)
  $90 cumulative convertible
    preferred                     -- (*)        --           -- (*)     --
  7% cumulative convertible
    preferred                     -- (*)        -- (*)       -- (*)     -- (*)
  Convertible notes               -- (*)        -- (*)  2,943,018       -- (*)
Issuable pursuant to earn-out
  agreements                      5,925       795,274       5,925      802,249
Weighted average
  Common and common
  equivalent shares          41,507,957    58,873,215  47,175,716   60,451,959
Fully diluted net income
  per share:                 $     0.11    $     0.06  $     0.07   $     0.02

________________________

(*)     Assumed conversion of each of these securities, on an individual basis, has an anti-dilutive effect on earnings per share.